AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”) is dated as of April 26, 2013 (the “Effective Date”) and amends the Rights Agreement, dated as of November 19, 2012 (the “Rights Agreement”), between SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, on April 26, 2013, the Board of Directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to such time as any Person becomes an Acquiring Person, the Company may supplement or amend the Agreement without the approval of any holders of Right Certificates in order to make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, an officer of the Company has delivered to the Rights Agent a certificate as to the compliance of this Amendment with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

Section 1. Amendment of the Rights Agreement.

(a) Section 7(a)(i) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) the Close of Business on April 29, 2013 (the “Final Expiration Date”),”.

(b) All references to “November 19, 2013” in Exhibits B and C to the Rights Agreement shall be deemed to have been modified to be references to “April 29, 2013”.

Section 2. Effect of Amendment. Upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

Section 3. Further Assurances. Each of the parties to this Amendment shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Rights Agreement to be duly executed and attested, all as of the day and year first above written.

SANDRIDGE ENERGY, INC.
Attest:
By:	/s/ Justin P. Byrne	By:	/s/ Philip T. Warman
	Name: Justin P. Byrne		Name: Philip T. Warman
	Title: Assistant Corporate Secretary		Title: Senior Vice President and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT
Attest:
By:	/s/ Isaac Kagan	By:	/s/ Paula Caroppoli
	Name: Isaac Kagan		Name: Paula Caroppoli
	Title: Vice President		Title: Senior Vice President